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                                                                     EXHIBIT 5.1


                          [LATHAM & WATKINS LETTERHEAD]


                               September 27, 2001






IDEX Corporation
630 Dundee Road, Suite 400
Northbrook, Illinois 60062

          Re:  Registration Statement on Form S-8 with respect to
               900,000 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

          In connection with the preparation and filing by IDEX Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 900,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to the 2001 Stock Plan for Officers of IDEX Corporation (the "Officers Stock Plan"), and $2,616,000 in deferred compensation obligations (the "Obligations") under the IDEX Corporation 1996 Deferred Compensation Plan for Officers (the "Officers Deferred Compensation Plan"), you have requested our opinion with respect to the matters set forth below.

          In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares and the authorization of the Obligations. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the


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LATHAM & WATKINS

September 27, 2001
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applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agency within any state.

          Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon exercise of the options for such Shares and payment of the exercise price therefor as contemplated by the Officers Plan, will be validly issued, fully paid and nonassessable and that the Obligations, when arising under the Officers Deferred Compensation Plan in accordance with its terms, will be duly authorized, legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; and the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ Latham & Watkins

                                              Latham & Watkins







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